EXECUTION COPY

AGREEMENT OF PURCHASE AND SALE DATED as of AUGUST 5, 2010 BETWEEN

WESTERN PLAINS PETROLEUM LTD. (Vendor)

AND

ALBERTA STAR DEVELOPMENT CORP. (Purchaser)

Lloydrninster Area, Alberta Maidstone Area, Saskatchewan Lloydrninster Area, Saskatchewan

AGREEMENT OF PURCHASE AND SALE THIS AGREEMENT is made as of the 5th day of August, 2010

BETWEEN:

WESTERN PLAINS PETROLEUM LTD., a corporation having an office in Calgary, Alberta (hereinafter called the "Vendor")

AND

ALBERTA STAR DEVELOPMENT CORP., a corporation having an office in Vancouver, British Columbia (hereinafter called the "Purchaser")

WHEREAS the Purchaser wishes to acquire from the Vendor and the Vendor wishes to sell to the Purchaser, the Assets (as defined herein) on the terms and conditions set forth herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Purchaser and the Vendor, the Parties covenant and agree with each other as follows:

1.

DEFINITIONS

In this Agreement (including the recitals hereto, this Clause and each schedule) the words and phrases set forth below shall have the meanings ascribed thereto below, namely:

(a) "Adjustment Date" means July 1, 2010 and "Adjustment Time" means 8:00 a.m. (Calgary time) on the Adjustment Date;

(b) "Adjusted Purchase Price" has the meaning ascribed in Subclause 5(c) hereof;

(c) "Applicable Laws" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the Parties;

(d) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(e) "Burdens" means all royalty burdens, including lessor's royalties, liens, penalties, reduction of interests, adverse claims and encumbrances;

(1)

"Business Day" means any day exclusive of Saturdays, Sundays or statutory holidays observed in Calgary, Alberta;

(g)

"Closing" means the closing of the purchase and sale herein provided for, including the exchange of Conveyance Documents and the payment of the Adjusted Purchase Price as set forth in Clause 6 hereof on the Closing Date;

(h) "Closing Date" means any time on or before August 5, 2010, unless amended by agreement in writing by both Parties and "Closing Time" means 10:00 a.m. (Calgary time) on the Closing Date;

(i) "Closing Statement of Adjustments" has the meaning ascribed in Subclause 10(h) hereof;

pollution or contamination of or damage to air, soil, the surface and subsurface of the earth, bodies of water (including rivers, streams, lakes and aquifers) and plant and animal life (including human beings) or otherwise to the environment;

(ii) corrosion or deterioration of structures, equipment, fences and other property;

(iii) transportation, storage, use or disposal of toxic or hazardous substances, hazardous, dangerous or non-dangerous oilfield substances or waste;

(iv) release, spill, escape or emission of toxic or hazardous substances or energy;

(v) accrued abandonment and reclamation obligations; or

(vi) any violation of Applicable Laws;

(m) "Facilities" means all right, title, interest and estate of the Vendor in all facilities located on the Lands or lands unitized or pooled therewith, including, without limitation, the facilities described in Schedule "A";

(n) "GST" means the goods and services taxes as provided in the Excise Tax Act (Canada) as amended, or any successor or parallel provincial or federal legislation that imposes a tax on the recipient of goods and services supplied under this Agreement;

(o) "Lands" means all right, title, interest and estate of the Vendor in the lands set forth and described in Schedule "A", insofar as rights to the Petroleum Substances underlying those lands are granted by the Title and Operating Agreements, together with all lands with which such lands have been pooled or unitized and include the Petroleum Substances, within, upon or under such lands;

• with which the Lands are pooled or unitized, if applicable, and any replacement thereof, renewals thereof or leases derived therefrom, but only insofar as the same relate to the Lands;

(q) "Losses" means, in respect of a Party, its officers, directors, employees or agents, and in relation to any matter, all losses, costs, expenses, liabilities and damages which such Party, its officers, directors, employees or agents, suffers, sustains, pays or incurs in connection with such matter or circumstance and includes reasonable legal fees and disbursements on a solicitor client basis and such reasonable costs of investigating and defending claims arising from such matter, but does not include consequential, special, exemplary, incidental, punitive, indirect losses or damage, whether in contract or in tort, including without limitation, loss of future profit;

(r) "Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, a fifty (50%) percent undivided interest to the all right, title, interest and estate of the Vendor (whether absolute or contingent legal or beneficial) in and to all property, assets and rights, other than Petroleum and Natural Gas Rights or Tangibles to the extent the same pertain to the Petroleum and Natural Gas Rights, or the Tangibles and to which the Vendor is entitled at the Closing Time including, without limitation:

(i) all contracts, agreements, and documents to the extent that they directly relate to the Petroleum and Natural Gas Rights, the Tangibles, including, without limitation, the Title and Operating Agreements and any rights of the Vendor in relation thereto;

(ii) all Surface Interests;

(iii) all licences, authorizations, permits or other rights relating to the Petroleum and Natural Gas Rights or the Tangibles; and

(iv) all Wells including the well bores and casing;

(v) the Seismic Data; but excluding from each of the foregoing:

(A) the Vendor's proprietary technology or interpretations;

(B) the Vendor's tax and financial records and economic evaluations;

(C) legal opinions;

(D) documents prepared by or on behalf of the Vendor in contemplation of litigation;

(E) such of the foregoing as are owned or • licensed by Third Parties with restrictions that prevent their deliverability or disclosure to the Purchaser;

(F) those of the foregoing that pertain to records required to be maintained under Applicable Laws if the retention period for those records has expired.

(s)

"Operating Agreement" means the joint operating agreement to be entered at Closing between Vendor and Purchaser, adopting the 1990 CAPL Operating Procedure with insertions and amendments thereto, all as set forth in Schedule "D" hereof;

(t)

"Party" means party to this Agreement and "Parties" means both parties to this

Agreement;

(u)

"Permitted Encumbrances" means any of the following:

(i)

easements, rights of way, servitudes or other similar rights in land including,

without limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph, fibre optic or cable television conduits, poles, wires and cables;

the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate any of the Title and Operating Agreements or to require annual or other periodic payments as a condition of the continuance thereof;

(iii) the rights of general application reserved to or vested in any government or public authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property or otherwise affecting the value of any property;

(iv) the terms and conditions of the Title and Operating Agreements including any terms providing for the reversion to the grantor of the rights granted thereunder;

(v)

all Burdens listed or referred to in Schedule "A" hereto;

(vi) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner and all Applicable Laws;

(vii) undetermined or inchoate liens incurred or created as a security in favour of the person conducting the operation of the Assets or supplying goods or services for the Vendor's proportion of the costs and expenses of such operations provided such costs and expenses are not due or delinquent;

(viii) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Petroleum and Natural Gas Rights or interests therein and statutory exceptions to title;

(ix) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations including those penalties under independent operations provisions which are described in Schedule "A";

(x) all trust obligations arising out of interests held for Third Parties;

(xi) liens granted in the ordinary course of business to a public utility, municipality or governmental authority or liens in connection with operations conducted with respect to the Assets, but only to the extent those liens relate to costs and expenses for which payment is not due or the validity of which is being contested in good faith by or on behalf of the Vendor;

(xii) agreements for the sale of Petroleum Substances, which either are terminable on not greater than thirty (30) days' notice (without an early termination penalty or other cost);

(xiii) agreements respecting the processing, treating or transmission of Petroleum Substances or the operation of wells by contract field operators;

(xiv) agreements and plans related to pooling or unitization; and

(xv) any defects or deficiencies in title to the Assets disclosed in this Agreement and any other defects or deficiencies in title to the Assets that are waived or deemed to be waived hereunder;

(v)

"Petroleum and Natural Gas Rights" means a fifty (50%) percent undivided interest in and to all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Lands, including, without limitation, the interests set forth in Schedule "A" hereto in and to the Leases to the extent that they apply to the Lands, but expressly excludes in all cases, the Excluded Rights;

"Petroleum Substances" means, petroleum, natural gas and all related hydrocarbons including, without limitation, all liquid hydrocarbons and all other mineral substances, whether liquid, solid or gaseous and whether hydrocarbons or not, produced in association with such petroleum, natural gas or related hydrocarbons or found in any water produced from the Lands, insofar only as the rights to the same are granted by the Leases;

"Prime Rate" means the per annum rate designated as the prime rate of interest as quoted by the main branch, located in Calgary, of the Alberta Treasury Branch, in respect of Canadian dollars commercial demand loans on the applicable day;

"Privacy Law" means the Personal Information Protection and Electronic Documents Act (Canada), Personal Information Protection Act (Alberta), Freedom of Information and Protection of Privacy Act (Alberta), the Health Information Act (Alberta), equivalent legislation in other Provinces and Territories, all regulations thereunder, and all orders issued pursuant thereto;

(z)

"Recoverable Overhead" means the amount payable to an operator in relation to any of the Assets pursuant to the Operating Agreement or similar agreement to compensate such operator for the general overhead and administrative expenses which it incurs in performing its responsibilities as operator;

(aa)

"Right of First Refusal" means any pre-emptive right of purchase or similar right under an agreement in writing whereby any person, other than the Vendor or the Purchaser, has the right to acquire or purchase all or a portion of the Assets as a consequence of the Vendor having agreed to sell the Assets to the Purchaser in accordance herewith;

(bb)

"Seismic Data" means all records, books, documents, licences, reports and other raw data associated with all proprietary seismic lines situated on the Lands hereto in the possession of the Vendor, including without limitation:

(i) all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof; and

(ii) all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post-stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof;

(cc)

"Sites" means all lands subject to the Surface Interests whether or not the Surface

Interests are presently in the name of the Vendor;

(dd)

"Surface Interests" means all rights of the Vendor to enter upon, use, occupy and enjoy the surface of the Lands, lands with which the Lands have been pooled or unitized, and any lands upon which any Tangibles, or any Wells, are located, and any lands to be traversed to gain access to the Lands, the Tangibles, or any Wells, which are or were held for purposes related to the use, ownership or operation of the Petroleum and Natural Gas Rights, the Wells, Facilities or Tangibles, whether the same are held in fee simple, by lease, by right-of-way, or otherwise;

(ee)

"Take or Pay Obligations" means, as of a particular time, all obligations (including,

without limitation, the future obligations of the Vendor under "take or pay" or similar provisions in respect of contracts for the sale of Petroleum Substances of the Vendor at such time arising under, in respect of or related to such contracts whereby the Vendor is obligated to:

(i) sell or deliver Petroleum Substances allocated to any of the Petroleum and Natural Gas Rights without in due course receiving or being entitled to retain full payment therefor at the full price which would otherwise be applicable thereunder; or

(ii) pay any person an amount on account of payments previously made in respect Of quantities of Petroleum Substances allocated to the Petroleum and Natural Gas Rights which were not previously delivered;

(if)

"Tangibles" means a fifty (50%) percent undivided interest in and to all right, title,

estate and interest of the Vendor (whether absolute or contingent, legal or beneficial) in and to all tangible depreciable property and assets that are situated in, on, or about the Lands, or lands pooled or unitized therewith, and used, useful, or intended for use in connection with production, gathering, processing, transmission, compression or treatment operations or sale relating to the Petroleum and Natural Gas Rights including, without limitation, the Facilities, the Well equipment, if any, and casing relating to the Wells;

(gg)

"Third Party" means any individual or entity other than the Vendor and the Purchaser,

including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof, and any heir, executor, administrator or other legal representative of an individual;

(hh)

"Thirteenth Month Adjustment" means the accounting procedure performed annually by an operator of particular Tangibles for the purpose of redistributing certain revenues and expenses, including, without limitation, operating expenses, processing fee revenues, excess capacity utilization fees and recoveries, royalties and gas cost allowances (or similar cost allowances);

(ii)

"Title Defect" means in relation to an Assets, a defect, imperfection or deficiency in the title of the Vendor which is such that a reasonable, prudent and otherwise willing buyer of such Assets would refuse to purchase such Assets solely because of such defect, imperfection, discrepancy or deficiency, but shall exclude the Permitted Encumbrances, and any items disclosed in any Schedule hereto;

"Title Defect Notice" has the meaning ascribed in Subclause 8(d) hereof;

(kk)

"Title and Operating Agreements" means, collectively, all documents of title (including,

without limitation, reservations, licences, assignments, the Leases, permits, operating agreements, unit agreements, pooling agreements, royalty agreements, overriding royalty agreements, gross overriding royalty agreements, participation agreements, farmin agreements, purchase and sale agreements, trust declarations, net profits agreements, common stream agreements, gas and liquid sales agreements, agreements for the construction, ownership and operation of the Tangibles, gathering, transportation and processing agreements) or other agreements which relate to the Assets, Surface Interests, share of Petroleum Substances or the ownership, operation or exploitation thereof; and

(11)

"Well" and/or "Wells" means all wells which have been, are or maybe used in connection with the Petroleum and Natural Gas Rights, including but without limitation, producing, shut-in, suspended, abandoned, water source, water disposal, water injection and the wells described in Schedule "A".

2.

INTERPRETATION

(a) The headings of the Clauses of this Agreement and of the schedules are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

(b) Whenever the singular or masculine or neuter is used in this Agreement or in the schedules, each shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

(c) If there is any conflict or inconsistency between the provisions of this Agreement and those of a schedule attached hereto, the provisions of this Agreement shall prevail and the schedule shall be deemed to be amended to the extent required to eliminate the conflict.

(d) In this Agreement, references to a Party's knowledge or awareness and similar references mean the actual knowledge of the current officers and employees of such Party who are primarily responsible for the matters in question without having conducted any review of the matter in question.

A

Lands, Petroleum and Natural Gas Rights, Burdens, Wells, and Facilities

• AFE's and Right of First Refusals

• Conveyance

• Operating Agreement

• Officer's Certificates

3.

PURCHASE AND SALE

Subject to the terms hereof, the Purchaser agrees to purchase all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets (the and the Vendor agrees to sell and convey the Assets to the Purchaser on the Closing Date for a purchase price of one million, seven hundred thousand ($1,700,000.00) Dollars (the "Purchase Price"), subject to the adjustments herein and the terms of this Agreement.

4.

GOODS AND SERVICES TAX

Under current legislation, Vendor and Purchaser calculate the GST to be $16,999.95. Each Party represents that it holds a valid GST registration account number at the date of Closing and that its registration number for GST purposes is (i) for the Vendor 826410920 RT0001, and the GST registration number of Purchaser is 888717691 RT0001. Vendor shall remit such amount to the appropriate taxation authorities in accordance with the Excise Tax Act (Canada). Purchaser shall remit the GST to Vendor at Closing. -

5. ALLOCATION OF PURCHASE PRICE (a) The Purchase Price shall be allocated among the Assets as follows:
To Petroleum and Natural Gas Rights:	$ 1,360.000.00
To Tangibles (exclusive of GST):	$ 339,999.00
To Miscellaneous Interests :	1.00
Subtotal	$ 1,700,000.00
Plus 5% GST on Tangibles	$ 16,999.95
Total	$ 1,716,999.95

(b) In determining the Purchase Price, the Parties have taken into account Purchaser's assumption of responsibility for its proportionate share of the future abandonment and reclamation costs associated with the Assets.

(c) The Purchase Price, shall be increased or decreased, as the case may be, in accordance with the provisions of Clause 10 (the "Adjusted Purchase Price"), and shall be allocated to the Petroleum and Natural Gas Rights.

6.

PAYMENT OF PURCHASE PRICE

The Adjusted Purchase Price shall be estimated in the Closing Statement of Adjustments, shall be paid by Purchaser at the Closing Time on the Closing Date in Canadian funds by certified cheque, bank draft or solicitor trust cheque payable in immediately available funds to the Vendor or as otherwise directed in writing by Vendor.

7.

CLOSING

(a) The Closing shall, unless otherwise agreed by the Parties, take place on the Closing Date at the offices of the Vendor or legal counsel to the Vendor.

(b) Subject to all other provisions of this Agreement, possession, risk and legal and beneficial ownership of Vendor in and to the Assets shall pass from Vendor to Purchaser at the Closing Time on the Closing Date, provided however, that the purchase and sale as herein contemplated shall, for the purposes of adjustments, be effective as of the Adjustment Date.

8.

THE PURCHASER'S REVIEW AND TITLE DEFECTS

(a) The Vendor shall provide to the Purchaser and its advisors, reasonable access to the Vendor's records and documents, during regular business hours, regarding the Assets for the purpose of the Purchaser's review of the Assets and title thereto. The Purchaser shall restrict its review to information directly related to the Assets.

(b) The Purchaser may employ advisors to assist in its review of the Assets and the Purchaser shall be responsible to the Vendor for ensuring that such advisors comply with the restrictions on use and disclosure of information set forth in Clause 16 of this Agreement.

(c) The Purchaser acknowledges that it has been provided with the right and the opportunity to conduct its own due diligence investigations of and with respect to Environmental Liabilities, if any, and compliance with all Applicable Laws.

(d) From time to time as discovered by the Purchaser, and in any event no later than three (3) Business Days prior to Closing, the Purchaser shall give the Vendor written notice in accordance with Subclause 8(e) of all Title Defects of which the Purchaser is aware and which the Purchaser does not waive (the "Title Defect Notice"). Subject to the foregoing, if all Title Defects are not cured or removed on or before the second (2nd) Business Day prior to the Closing Date and provided that in the opinion of the Purchaser, acting reasonably, the value of uncured Title Defects which the Purchaser does not waive (the cumulative amount of which is referred to herein as the "Defect Value"):

(i)

are less than or equal to 15% of the Purchase Price, the Purchaser may elect:

(A) with the agreement of the Vendor, and a corresponding postponement of Closing Date, to grant a further period of time within which the Vendor may remedy the unremedied Title Defects; or

(B) to waive the unremedied Title Defects and proceed with Closing, in which case all of the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price or removal of affected Purchased from this Agreement; or

(C) with the agreement of Vendor, purchase only those Assets which are not subject to the Uncured Title Defects in which case the Purchase Price shall be reduced by the Defect Value; or

(ii)

exceed 15% of the Purchase Price, the Purchaser may elect:

(A)

with the agreement of the Vendor, and a corresponding postponement of Closing Date, to grant a further period of time within which the Vendor may remedy the unremedied Title Defects; or

(B) to proceed with Closing, with the agreement of Vendor, purchase only the Assets which is not subject to the unremedied Title Defects in which case the Purchase Price shall be reduced by the Defect Value; or

(C) terminate this Agreement, and the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to Clause 16 in respect of confidentiality and Clause 17 in respect of information and materials.

Failure by the Purchaser to elect and give notice of such election shall be irrefutably and conclusively deemed to be an election to waive all Title Defects pertaining to the Assets that were identified by the Purchaser or its representatives in the Title Defect Notice. Upon Closing, the Purchaser shall be irrefutably and conclusively deemed to have waived all Title Defects pertaining to the Assets that were identified by the Purchaser or its representatives in the Title Defect Notice.

(e)

To the extent reasonably possible, the Purchaser's Title Defect Notice shall state the

Purchaser's requirements for the rectification or curing thereof.

9.

CONVEYANCES AND DELIVERIES

(a) The Vendor shall execute and deliver to the Purchaser at the Closing Time a general conveyance, substantially in the form attached as Schedule "C" to this Agreement, and the in respect of the conveyance of the Assets from the Vendor to the Purchaser.

(b) On or before the Closing Date, the Vendor shall use reasonable efforts to prepare at its sole cost and expense any specific assignments, novations, transfers, directions to pay, or further assurances which are reasonably required to acquire the Assets, in form satisfactory to the Parties acting reasonably, but no such documents shall require the Vendor or the Purchaser to assume or incur any obligations, or to provide any representation or warranty, beyond that contained in this Agreement. The Vendor shall not be required to have such documents as are available at Closing Time signed by Third Parties at or before the Closing Date but shall cooperate with the Purchaser as reasonably required to secure execution of such documents and other substitutions, amendments or replacements thereof by the Third Parties thereafter.

(0)

The• Vendor shall, unless otherwise agreed in writing by the Purchaser, promptly register in the applicable registry all registerable transfers and conveyances of the Assets. All costs incurred in registering any transfer and conveyance, and all costs of registering any further assurances required to convey the Assets, shall be borne by the Purchaser.

(d)

The Operating Agreement, in the form attached hereto as Schedule "D" shall executed and delivered by the Parties hereto at the Closing Time and the Purchaser shall assume the duties and obligations of an Operator (as defined under the Operating Agreement) thereunder in respect of all the Assets.

All documents executed and delivered pursuant to the provisions of this Clause 9 or otherwise pursuant to this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

In accordance with Applicable Laws, the Purchaser agrees to accept the transfer, if any, of the Wells from the Vendor's inventory into the Purchaser's inventory for reporting to any regulatory body.

10.

ADJUSTMENTS

(a)

For the purpose of calculating the Adjusted Purchase Price, all benefits and obligations of every kind and nature payable or paid and received or receivable in respect of the Assets, including, without limitation, maintenance, development, capital and operating costs and proceeds from the sale of production shall, subject to the provisions of this Agreement, be apportioned on an equal basis between the Vendor and the Purchaser as of the Adjustment Date and shall, for each month in which there is production that Vendor has been paid for, be adjusted for the period from the Adjustment Date to the Closing Date.

Any cash advances and all taxes (other than income taxes) levied with respect to the Assets, shall be apportioned on an equal basis between the Vendor and the Purchaser on a per diem basis as of the Adjustment Date.

Advances made by the Vendor to operators relative to operations on the Assets prior to the Adjustment Date in excess of the costs of such operations shall be adjusted pursuant to this Clause and shall be for the credit of the Vendor.

All Petroleum Substances in the course of production from the Lands or lands pooled or unitized therewith or in inventory but not at the Adjustment Date beyond the point of delivery to the purchaser of production from the Lands or lands pooled or unitized therewith shall be sold for the account of the Vendor on a "first-in, first -out" basis.

All Burdens payable on or in respect of Petroleum Substances produced prior to the Adjustment Date shall be for the account of the Vendor and all Burdens payable on or in respect of Petroleum Substances produced after the Adjustment Date shall be for the account of, and apportioned on an equal basis between, the Vendor and the Purchaser.

All incentives attributable to costs or revenues which are for the account of the Parties hereunder shall be apportioned on an equal basis between the Vendor and the Purchaser as of the Adjustment Date.

The Purchaser shall be responsible for payment of any and all GST with respect to the Assets purchased under this Agreement together with any and all taxes, fees, charges or other costs levied or assessed upon the purchase of the Assets, The Vendor will collect from the Purchaser such GST as provided in Clause 3 and remit in a timely manner the GST to the appropriate governmental agency. Any such GST or additional taxes, fees, charges or costs shall be paid by the Purchaser in addition to the Purchase Price as described in Subclause 5(a). If the amount of GST or any other such tax, fee, charge or cost paid by the Purchaser is adjusted as a result of any re-assessment by any governmental agency or authority, as the case may be, then any increase or decrease in GST exigible or in any other such tax, fee, charge or costs and any interest and penalties resulting from the re-assessment are for the Purchaser's account. The Purchaser shall calculate and remit taxes levied pursuant to applicable provincial legislation directly to the taxation authorities entitled to receive such payments under such legislation and the Purchaser agrees to make such payments on or before the respective dates for such payments.

(h)

An interim accounting and adjustment on a cash basis shall be carried out on the

Closing Date and on the 15th day of each month thereafter until the final accounting is completed, based on the Vendor's good faith estimate of all adjustments to be made for the transaction herein. The Vendor shall prepare and deliver to the Purchaser a statement of such interim accounting and adjustment at least two (2) Business Days before the Closing (the "Closing Statement of Adjustments"). A final accounting and adjustment shall be carried out six (6) months following the Closing Date. No further accounting or adjustment shall be made between the Parties after a twelve (12) month period, except for adjustments arising from:

(i) a joint venture audit under a joint operating agreement within one hundred and eighty (180) days of the completion of the audit and initial identification of audit queries;

(ii) a Thirteenth Month Adjustment within twenty-four (24) months after the Closing Date;

(iii) a Crown royalty audit initiated by the Crown, if the adjustment is requested in writing within one hundred and eighty (180) days after the final results are received by the Party requesting the adjustment; and

(iv) errors established by an audit or other review of lessor royalty payments conducted under the Leases within thirty-six (36) months after the Closing Date.

The Parties agree to arbitrate any disputes concerning adjustment figures pursuant to the Arbitration Act (Alberta).

For greater certainty, notwithstanding the adjustments contemplated pursuant to this Clause 10, the Vendor shall remain the owner of the Assets until the Closing, and as a result thereof, shall be responsible for reporting income (or loss) for income tax purposes to such date, including reporting of production volumes.

(k)

Amounts payable by the Vendor to an operator of any portion of the Assets on account of Recoverable Overhead (including, where the Vendor is operator, the amount of the Recoverable Overhead attributable to the Vendor's proportionate share, based on an equal allocation between the Vendor and Purchaser) shall be costs related to the Assets which accrue in the period to which the Recoverable Overhead is attributable under the Operating Agreement.

Except as provided in subsection (k) immediately above, general administrative and overhead costs shall not be considered costs related to the Assets and no adjustment shall be made in respect thereof.

Notwithstanding the adjustments contemplated pursuant to this Clause 10, Recoverable Overhead payable to the Vendor in its capacity as an operator of the Assets will not be considered revenue attributable to the Assets and no adjustments will be made in respect of such revenue.

THE VENDOR'S REPRESENTATIONS AND WARRANTIES

The Vendor represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, that:

(a) the Vendor is and shall continue to be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and duly registered and authorized to carry on business in all jurisdictions in which the Lands are located, and now has all the requisite corporate power and authority to sell, assign, transfer and convey the Assets to Purchaser in accordance with this Agreement;

(b) if any, all necessary corporate action has been taken by the Vendor to authorize the execution, delivery and performance of this Agreement and all documents executed and delivered pursuant hereto;

(c) except for regulatory approvals, including approval of the TSX Venture Exchange, to be obtained by the Vendor prior to Closing, the execution and delivery of this Agreement, and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i) conflict with, result in a breach of, constitute a material default under, or prohibit the performance required by, any agreement, instrument, licence, permit or authority to which it is a Party or by which it is bound or to which any property of the Vendor is subject or result in the creation of any lien, charge or encumbrance upon the Assets under any such agreement or instrument; or

(ii) violate any provisions of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to it of which it is aware; or

(iii) violate or conflict with any provision of the constating documents of the Vendor;

this Agreement has been duly executed and delivered by the Vendor and all Conveyance Documents to be executed and delivered by it to the Purchaser on the Closing Date or thereafter shall be duly executed and delivered by the Vendor;

this Agreement and all documents executed and delivered pursuant to this Agreement are and will be legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their terms;

the Vendor has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which the Purchaser shall have any obligation or liability whatsoever;

(g)

the Vendor does not warrant its title to the Assets but warrants that except for the

Permitted Encumbrances and Title Defects waived or deemed to be waived by the Purchaser pursuant to Clause 8, to the Vendor's knowledge the Assets are free and clear of all liens, mortgages, pledges, claims, encumbrances, overriding royalties, net profit interests or other burdens for which the Vendor will be responsible that were created by, through or under the Vendor;

(h) none of the interests of Vendor in and to the Assets is subject to any Rights of First Refusal;

(i) all ad valorem, property, royalties, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances or the receipt of proceeds therefrom payable by the Vendor in respect of the Assets have been paid and discharged, except where the failure to make payment would not have a material adverse effect on the Assets;

(j) subject to the Title and Operating Agreements and the Permitted Encumbrances, knowledge the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof for its own use and benefit, without any lawful interruption by the Vendor or any person claiming by, through or under the Vendor;

(k) there are no actions, suits or proceedings affecting the Vendor at law or in equity or before or by any federal, provincial or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and which might materially and adversely affect the Assets;

the Assets are not affected by any Take or Pay Obligations or any other obligation to deliver Petroleum Substances to any party without receiving (and being entitled to retain without deduction) full payment for such Petroleum Substances at current prices at the time of delivery;

other than as disclosed in Schedule "B", there are no authorizations for capital expenditures relating to the Assets on an individual basis in respect of which the Vendor's share exceeds twenty-five thousand ($25,000.00) dollars;

there are no production sales contracts or contracts for the transportation of Petroleum Substances by a Third Party on behalf of the Vendor to which the Vendor is a party applicable to the production of Petroleum Substances from the Lands, except for agreements terminable by the seller without bonus, penalty or other costs on not more than 31 days notice;

in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefore, and (iii) all amounts due and payable in connection with Permitted Encumbrances, provided however, in the case of any and all amounts due and payable prior to the time Vendor acquired an interest in and to the Assets to which such amounts pertain, Vendor makes this representation and warranty only based upon its knowledge, information and belief;

(c1)

the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act

(Canada);

(r)

Other than as disclosed to the Purchaser, the Vendor has not received:

(i) any orders or directives from any governmental regulatory body which related to Environmental Liabilities and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such order or directives have not been or are not currently being complied with in all material respects; or

(ii) any demand or notice issued with respect to the material breach of any Applicable Laws applicable to the Assets, which demand or notice remains outstanding on the date hereof; and which the Purchaser has not been made aware of; and

(s) the Assets does not comprise substantially all of the Vendor's Petroleum and Natural Gas Rights;

(t) there are no active area of mutual interest provisions in any of the Title and Operating Agreements or other agreements or documents to which the Assets are subject;

(u) excepting production limits of general application in the oil and natural gas industry, none of the Wells is subject to production or other penalties imposed by the Title and Operating Agreements or by any other agreements and documents to which the Assets are subject, or by any laws, rules, regulations, orders or directions of governmental or other competent authorities;

(v) it has not received written notice of any material default of Vendor with respect to any Title and Operating Agreements, which has not been complied with in all material respects; and

(w) the Assets have been operated in accordance with generally accepted oil and natural gas industry practices and, in all material respects, in accordance with all Applicable Laws, except that the foregoing is given to Vendor's knowledge in respect of that portion of the Assets operated by third parties;

(x) each Well has been drilled and, if completed, completed in accordance with good oil and natural gas field practices and the material requirements of Applicable Laws;

(y) Vendor has not agreed to abandon any Wells on the Lands which at the date hereof were not abandoned at a cost for which Vendor is or the Purchaser may be liable in association with the abandonment of such Wells and each Well which has been abandoned has been plugged and abandoned, and the wellsite therefore properly restored, in accordance with good oil and natural gas field practices and the material requirements of the applicable regulations;

(z) the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices, good oil and natural gas field practices and the material requirements of the applicable regulations;

(aa)

in connection with the production of Petroleum Substances from the Lands, the Vendor is not incurring any costs, fees, rental fees, or similar expenses for the rent or use of equipment, machinery or other facilities, not owned by Vendor, other than as otherwise disclosed herein;

Substances from the Lands or for which production of Petroleum Substances are allocated to the Lands;

(cc)

Vendor is not aware of any defects, failures or impairments in the title of Vendor to the

Assets, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any Third Party, which in aggregate could have a material adverse change on: (i) the quantity and pre-tax present worth values of the oil and gas reserves of the Assets or; (ii) the current production of Petroleum Substances from the Assets, taken as a whole;

(dd)

none of the Wells in which Vendor holds an interest has been produced in excess of applicable production allowables imposed by any Applicable Laws and the Vendor does not have any knowledge of any impending change• in production allowables imposed by any Applicable Laws that may be applicable to any of the Wells in which Vendor holds an interest, other than changes of general application in the jurisdiction in which such Wells are situated;

Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim maybe made;

Vendor has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets or subject, if such failure, would reasonably be expected to have material adverse affect upon the aggregate value of the Assets; and

to Vendor's knowledge, Vendor has comply with all requirements of Privacy Laws.

The Vendor does not warrant title to the Assets, nor does the Vendor agree to give any greater interest or title to the Purchaser than that which the Vendor has. Except as expressly provided in this Clause 11, the Assets is sold on an "as is-where is" basis, and on the occurrence of Closing the Purchaser shall be deemed to have acknowledged that it has had an opportunity to review all records and information of the Vendor which are made available to the Purchaser pertaining to the Assets and the Purchaser is relying solely upon its own counsel and due diligence of the Assets. For greater certainty, the Vendor makes no warranty, express or implied in fact or by law, with respect to:

(A) the quality, quantity or recoverability of the Petroleum Substances within or under the Lands or lands pooled or unitized therewith;

(B) the value of the Assets or the future revenues or cash flows applicable thereto;

(C) any engineering, geological information or interpretations thereof, or any economic evaluations respecting the Assets or the Assets;

(D) the quality, condition, merchantability or serviceability of all or any of the Assets or their suitability for any particular purpose; or

The Purchaser shall, after Closing, have no claim or action against the Vendor in respect of the location, state, condition, suitability or fitness of the Assets or any of them, for the Purchaser's intended use or purpose of their merchantability or title to any Assets, other than in the case of a breach of or untruth of any express representation, warranty or covenant made herein by the Vendor.

The Vendor expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information (including, without limitation, engineering reports and any opinion, information or advice which may have been provided by the Vendor, or any director, officer, employee, agent, consultant or representative of the Vendor) made or communicated to the Purchaser or its representatives in any manner.

The representations and warranties of the Vendor in this Clause 11 shall survive the Closing for a period of one (1) year from the Closing Date and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that, except in the case of fraud, no claim may be made against the Vendor, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by the Purchaser to the Vendor within one (1) year of the Closing Date.

12.

THE PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to and with the Vendor as of the date hereof and as of the Closing Date that:

(a)

the Purchaser is, and at the Closing Date shall continue to be a corporation duly organized, validly existing and are in good standing under the laws of its jurisdiction of formation and at Closing shall be duly registered and authorized to carry on business in all jurisdictions in which the Lands are located;

(b)

all necessary corporate action has been taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and all documents executed and delivered pursuant hereto and this Agreement has been and such documents when delivered will have been duly executed and delivered by the Purchaser;

(c)

the execution and delivery of this Agreement and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i) conflict with, result in a breach of, constitute a material default under, or prohibit the performance required by, any agreement, instrument, licence, permit or authority to which it is a party or by which it is bound or to which any property of the Purchaser is subject; or

(ii) violate any provisions of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to it of which it is aware; or

(iii) violate or conflict with any provision of the constating documents of the Purchaser;

(d)

this Agreement has been duly executed and delivered by the Purchaser and all

Conveyance Documents to be executed and delivered by it to the Vendor on the Closing

Date or thereafter shall be duly executed and delivered by the Purchaser;

(e)

this Agreement and all documents executed and delivered pursuant to this Agreement are legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms;

(0

the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which to the Vendor shall have any obligation or liability whatsoever;

(g) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Purchaser of this Agreement, other than authorizations or approvals from the TSX Venture Exchange;

(h) completion of the purchase of the Assets in accordance with the term of this Agreement will not be in conflict with, constitute a default under, or be in violation or breach of any agreement or instrument to which the Purchaser is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

(i) the Purchaser has taken into account the Purchaser's assumption of its proportionate share of responsibility for the Environmental Liabilities, and the release of the Vendor from its proportionate share responsibility therefor when the Purchaser evaluated the Assets and determined the Purchase Price for the Assets; and

(1)

the Purchaser is acquiring the Assets as is, where is, and as principal.

The representations and warranties of the Purchaser in this Clause 12 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made against the Purchaser, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by the Vendor to the Purchaser within one (1) year of the Closing Date.

13.

MAINTENANCE OF BUSINESS

(a) Until the Closing Date, the Vendor, to the extent its interest allows, shall operate and maintain the Assets in a proper and prudent manner in accordance with its past practices.

(b) From the date of execution of this Agreement, the Vendor shall not, without the prior approval of the Purchaser, which approval shall not be unreasonably withheld or delayed:

surrender or abandon any of the Assets other than in accordance with the terms of the Title and Operating Agreements;

(ii) amend or terminate any agreement or instrument relating to the Assets if the amendment or termination would have a material adverse effect on the value of any one or more of the Assets;

(iii) mortgage, pledge, assign, sell, transfer, or otherwise dispose of or encumber, or allow the mortgaging, pledging, assigning, sale, transfer or other disposition or encumbrance, of any of the Assets other than chattel property or other personal property that is replaced by equivalent property or consumed in the operation of the Assets, and other than liens arising in the ordinary course of business as a result of the operations under agreements affecting the Assets;

(iv) remove or cause to be removed any Tangibles out of the ordinary course of business; or

(v) propose or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor on the date hereof except that the Vendor may propose or initiate any operations on the Lands for, and may propose or initiate the exercise of any right or option relative to, the preservation of any of the Leases or Assets.

(c) From the date hereof until the Closing Date, the Vendor shall not enter into any obligations or commitments out of the ordinary course of business with respect to the Assets, the Vendor's proportionate share of which (based on an equal allocation as between the Purchaser and Vendor) is in excess of twenty-five thousand ($25,000.00) Dollars (or the collective share of the Vendor and Purchaser is in excess of fifty thousand ($50,000.00) Dollars) for any single item without the prior consultation of the Purchaser, which consent shall not be unreasonably withheld or delayed, except as may be reasonably necessary to protect, ensure life and safety or to preserve the Assets or title to the Assets.

(d) Without the written consent of the Vendor, the Purchaser shall not, and shall not be entitled to, propose to the Vendor, or to cause the Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option relative to the Assets except pursuant to this Clause 13.

(e) Following Closing, Vendor shall hold its title to the Assets in trust, in accordance with the terms and conditions of a trust agreement as described in Clause 14(a) herein, for Purchaser until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed.

(0

Following Closing, Vendor shall represent Purchaser in all matters arising under a Title and Operating Agreements until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

(i) all payments relating to the Assets received by Vendor pursuant to the Title and Operating Agreements shall be received and held by Vendor as a trustee for Purchaser and Vendor shall promptly remit such amounts to Purchaser;

(ii) Vendor shall forward all statements, notices and other information received by it pursuant to such Title and Operating Agreements that pertain to the Assets to Purchaser promptly following their receipt by Vendor; and

(iii) Vendor shall forward to other parties to the Title and Operating Agreements such notices and elections pursuant to such Title and Operating Agreements pertaining to the Assets as Purchaser may reasonably request.

(f) hereof, except to the extent caused by the gross negligence or wilful misconduct of Vendor or its servants, agents or employees and except to the extent reimbursed to Vendor by insurance. Vendor shall indemnify and save harmless Purchaser from all of Purchaser's Losses and Liabilities arising as a result of the gross negligence or wilful misconduct of Vendor or its servants, agents or employees in connection with Vendor's obligations under subsections 13(e) or (f). Acts or omissions taken by Vendor or its servants or agents with the approval of Purchaser shall not constitute gross negligence or wilful misconduct for purposes of this subsection.

(h)

Purchaser and Vendor covenant to take all necessary action to ensure that the transfer to the Purchaser of the Wells and/or Tangibles which are in the name of the Vendor or its affiliates and nominees shall be accepted and processed by the applicable governmental agency, including providing any security within three (3) days of such request.

14.

CONDITIONS TO THE CLOSING

(a)

The following are conditions to the Closing of the purchase herein, for the benefit of the

Purchaser, which may be waived at the discretion of the Purchaser:

(i) the Vendor shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(ii) the representations and warranties of the Vendor contained in this Agreement shall be true in all material respects as of the Closing Date and the Vendor shall have delivered to the Purchaser a Certificate of the President of the Vendor dated the Closing Date in the form attached hereto as Schedule "F", to the effect that the representations and warranties contained in Clause 11 hereof are true and correct in all material respects;

(iii) the Vendor shall have received all necessary approvals, if any, required to complete the transaction contemplated hereby, including that of the TSX Venture Exchange and the shareholders of the Vendor;

(iv) prior to the Closing Time, Vendor shall have obtained and produced to Purchaser the written consent to the transaction contemplated hereby of each Third Party whose consent is required under the terms of the Title Documents and any other agreements and documents to which the Assets are subject;

(v) prior to the Closing Time, any and all preferential, pre-emptive or Right of First Refusal held by Third Parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

(vi) Vendor shall have delivered to Purchaser at or prior to Closing, registerable

• discharges of any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, which discharges are requested by Purchaser a reasonable time prior to Closing or applicable no interest letters;

the Purchaser shall be satisfied, acting reasonably, that there is no material environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto;

•no substantial unrepaired physical damage to the Assets, except as shall have been consented to in writing by the Purchaser, shall have occurred between the execution of this Agreement and the Closing Date which, in the Purchaser's reasonable opinion, would materially adversely affect the value of the Assets, provided that neither a decrease in the market price of any Petroleum Substances, changes in the reservoir, nor production of Petroleum Substances in the ordinary course of business shall be considered substantial damage for the purposes of this Subclause; and

(x)

Vendor shall have executed a trust agreement(s) in form and substance satisfactory to the Parties, pursuant to which Vendor shall agree to hold the Assets in trust on behalf of the Purchaser.

The foregoing conditions shall be for the benefit of the Purchaser and may waived by the Purchaser in writing, in whole or part, at any time. In case any of the said conditions inclusive shall not be complied with, or waived by the Purchaser, at or before the Closing Date, the Purchaser may rescind or terminate this Agreement by written notice to the Vendor, subject to the terms of Clause 16.

(b)

The following are conditions to the Closing of the sale herein, for the benefit of the

Vendor, which may be waived at the discretion of the Vendor:

(i) that any and all necessary regulatory or governmental approvals required to permit the transaction to be completed that can be secured prior to Closing, or are normally secured prior to Closing in transactions of this type, shall have been obtained, including such approvals as may be required to be obtained from the TSX Venture Exchange and the shareholders of the Vendor;

(ii) the Purchaser shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(iii) the Purchaser shall have tendered to the Vendor the Adjusted Purchase Price as estimated in the Closing Statement of Adjustments, in the form stipulated in this Agreement, payable, and allocated as directed by the Vendor in writing, to those parties and in the amounts indicated in the attached Schedule "E";

(iv) the Purchaser shall have executed and delivered the Operating Agreement, and the Vendor shall be designated Operator in accordance with the Operating Agreement as of the Closing Date;

(v) the representations and warranties of the Purchaser outlined in this Agreement shall be true in all material respects at and as of the Closing Date and the Purchaser shall have delivered to the Vendor a Certificate of the President of the Purchaser, dated the Closing Date in the form attached hereto as Schedule "F", to the effect that the representations and warranties contained in Clause 12 hereof are true and correct in all material respects; and

(vi)

the Purchaser shall have executed and delivered to the Vendor at least one copy of the Conveyance Documents tendered by the Vendor.

The foregoing conditions shall be for the benefit of the Vendor and may be waived by the Vendor in writing, in whole or part, at any time, provided the Vendor may not waive the existence or operation of any preferential right to purchase any of the Assets. In case any of the said conditions (i) to (vi) inclusive shall not be complied with, or waived by the Vendor, at or before the Closing Date, the Vendor may rescind or terminate this Agreement by written notice to the Purchaser, subject to the terms of Clause 15.

(c) The Purchaser and the Vendor shall proceed diligently and in good faith and use reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent. If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

15.

TERMINATION

(a) If this Agreement is terminated in accordance with its terms prior to Closing, then except for this Clause 15 and Clause 16 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.

(b) If a Party (the "Defaulting Party") fails to comply with any of the terms and conditions of this Agreement and Closing does not occur because of such failure, the other Party (the "Injured Party") may, by notice to the Defaulting Party, elect to either:

(i)

where the Defaulting Party is the Purchaser and the Closing does not occur by reason that the Vendor's Closing conditions contained in Subclause 14(b) not being satisfied and the failure to satisfy such conditions is a direct result of the Purchaser's failure or refusal to satisfy its material obligations hereunder, treat the Agreement as terminated by reason of the non-fulfilment of the obligations of the Defaulting Party, in which case the Injured Party's remedy for such default shall be limited to that prescribed by this Subclause 15(b)(i) and the Injured Party shall be deemed to have waived all other remedies which may otherwise have been available to it at law or equity with respect to such default; or

• (ii)

treat this Agreement as terminated by reason of the non-fulfilment of the

Defaulting Party's obligations and, if the Injured Party so decides, pursue a claim for losses resulting from such default; or

(iii)

continue to treat the Agreement as binding and enforceable pending resolution of the default by agreement of the Parties or in accordance with a final order of a court of competent jurisdiction.

However, the Injured Party shall be deemed to be treating this Agreement as in effect and enforceable, unless and until it specifically elects in writing to pursue an alternative in Subclause 15(b)(i) or 15(b)(ii).

16.

CONFIDENTIALITY

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall provide each other at least two (2) Business Days advance written notice of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of a Party's lender.

17.

INFORMATION AND MATERIALS

(a) The Vendor shall, subject to contractual restrictions relative to disclosure, deliver copies of the Title and Operating Agreements and other records related to the Assets in organized form to the Purchaser promptly after Closing and the Purchaser shall receive such documentation and records. The Purchaser shall maintain such documentation and records and shall not destroy same prior to the latest of any period under Applicable Laws for which a Party is required to maintain such documents and records.

(b) After the Closing Date, the Vendor and its representatives may, upon reasonable notice to the Purchaser, have access during business hours to the documentation and records delivered hereunder (to the extent the same is retained by the Purchaser or to which it has access) to obtain and copy information in respect of matters arising prior to the Closing Date if the information derived from such access is required in connection with audits or the Vendor's dealings with taxing or other regulatory authorities or is required to comply with any Applicable Law, or in any court of law or other tribunal having jurisdiction.

18.

INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a) The Vendor shall be liable to the Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Clause 11 been accurate and truthful, provided however, that nothing in this Clause 18 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in Clause 11 if and to the extent that Purchaser did not rely upon such representation or warranty.

(b) The Purchaser shall be liable to the Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Clause 12 been accurate and truthful, provided however that nothing in this Clause 18 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in Clause 12 if and to the extent that Vendor did not rely upon such representation or warranty.

(c) No claim under this Clause 18 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of one (1) year from the Closing Date.

(d) In no event shall the total of the liabilities and indemnities of Vendor its successors and assigns under this Agreement or any document delivered pursuant hereto (including, without limitation, claims relating to its covenants, representations, warranties and indemnities) exceed the Purchase Price. The indemnities provided for in this Clause 18 shall apply only if Closing occurs.

19.

MUTUAL INDEMNITIES

(a) The Purchaser shall be liable to the Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Vendor, which arise out of any matter or thing accruing, attributable to, connected with or occurring or arising from and after the Adjustment Date and which relates to the Assets, provided however, that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor, provided the omission was with respect to an obligation of the Vendor that was not assumed by the Purchaser as otherwise contemplated in this Agreement.

(b) Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Purchaser, which arise out of any matter or thing accruing, attributable to, connected with or occurring or arising from and after the Adjustment Date and which relates to the Assets, provided however, that Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which arise out of acts or omissions of Purchaser.

(c) The Purchaser acknowledges that with respect to the environmental condition of the Assets, it is acquiring the Assets on an "as is" basis. Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that Vendor has provided Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of Purchaser (insofar as Vendor could reasonably provide access) and that Purchaser is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clause 11.

(d) The Purchaser shall be liable to the Vendor for and shall, in addition, indemnify the Vendor from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Vendor, which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, or which pertain to any abandoned wells and well sites, abandoned facilities and facility sites, or abandoned pipelines and easements located on or in the vicinity of the Lands that pertain to the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part, at or subsequent to the Closing Time.

(e) Notwithstanding any other provision in this Agreement, the Purchaser shall not be liable to nor be required to indemnify the Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to Subclause 18 (a), and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to Subclause 18 (b), in both cases disregarding the time limit set out in Subclause 18 (c). The indemnities provided for in this Clause 19 shall apply only if Closing occurs.

(f) The liabilities and indemnities created by Clause 18 and Clause 19 shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying the Assets from Vendor to Purchaser not withstanding the terms of such assignments, transfers, conveyances, novations and other documents or any rule of law or equity to the contrary, and all such rules are hereby waived.

20. PRESS RELEASES OF THE VENDOR AND THE PURCHASER

No Party will make any press release or other announcement respecting this Agreement without the consent of the other Party unless a Party refuses to consent and the Party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any applicable statute, law or regulation.

21. PRIVACY LAWS

All disclosures of "personal information" pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws. The Parties agree that the transaction proposed by this Agreement constitutes a "business transaction" within the meaning of Privacy Laws. Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, "personal information" which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing. The Parties agree that the collection, use and disclosure of "personal information" is restricted to the purposes that relate to the transaction contemplated by this Agreement.

If Closing occurs, Purchaser hereby undertakes to use and disclose the "personal information" about Third Parties that is obtained from Vendor only for those purposes for which the information was initially collected from or in respect of such Third Parties. The Parties acknowledge and agree that the "personal information" which is provided by Vendor to Purchaser shall be: (a) information that relates solely to the Assets; and (b) information that relates solely to carrying out the objects for which the Closing occurs.

If Closing does not occur, Purchaser shall destroy or tarn over (at the option of Vendor) to Vendor all of the "personal information" obtained in contemplation of Closing and still in the custody of (or under the control of) Purchaser.

22. SUBROGATION

To the extent Vendor is legally entitled to do so, the assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by Third Parties in respect of the Assets.

23. WAIVER

No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

24. FURTHER ASSURANCES

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such other instruments and take such other action as may be reasonably necessary to carry out their obligations under this Agreement.

25. ASSIGNMENT

Neither Party shall not assign its interest in or under this Agreement without obtaining the prior written consent of the other Party and provided that the Purchaser shall in any event remain liable for all of its obligations and liabilities under this Agreement and shall not thereby be released from any of its obligations or liabilities under this Agreement.

26. NOTICE

All notices required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally, or when sent from a point within Canada by confirmed facsimile (or by any other like method by which a written and recorded message may be sent), and addressed to the Parties, respectively, as follows:

The Vendor:

By Mail:

By Courier:

WESTERN PLAINS PETROLEUM LTD. PO Box 11256

Lloydminster AB T9V 3B5

WESTERN PLAINS PETROLEUM LTD. #202, 5004— 18 Street

Lloydminster, AB T9V 1V4

Attention:

Land Manager

Facsimile No.: (780) 808-8038

The Purchaser: ALBERTA STAR DEVELOPMENT CORP. 506-675 West Hastings Street

Vancouver, BC

Canada V6B 1N2

Attention:

Land Manager

Facsimile No.: (604) 408 - 3884

Any notice of communication sent by personal service, facsimile or other means shall be deemed received when delivery or reception of the transmission is complete except that, if such delivery or transmission is sent on a day other than a Business Day, on or after 4:00 p.m., such notice or communication shall be deemed to be received on the next Business Day. Either Party may change its address for the purposes hereof by directing a notice in writing of such change to the other Party at its above address.

27.

CONSEQUENCE OF TERMINATION

If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Clause 16 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, Purchaser shall promptly return to Vendor all materials delivered to Purchaser by Vendor hereunder, together with all copies of them that may have been made by or for Purchaser.

28.

GOVERNING LAW

This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

29.

ENTIRE AGREEMENT

(a) This Agreement supersedes all previous agreements and states the entire agreement between the Parties concerning the Assets.

(b) This Agreement may be amended only by written instrument signed by the Vendor and the Purchaser.

30.

ENUREMENT

31. SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

32. TIME

Time shall be of the essence in this Agreement.

33. LIMITATION PERIOD

The provisions of the Limitations Act (Alberta) shall be deemed to be expressly altered by those provisions of this agreement providing for an extension of limitations periods, which are otherwise prescribed by the said Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

34.

COUNTERPART EXECUTION

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser. Counterpart execution pages delivered via facsimile or similar electronic means shall be as binding as an originally executed copy of this page.

IN WITNESS WHEREOF the Parties have duly executed this Agreement in accordance with their respective requirements therefor, as of the date first above written.

ALBERTA ST DEVELOPMENTCORP.

Tim Coupland,

Pr esident and Chief Executive Officer

WESTERN PLAINS PETROLEUM LTD.

David Wrest, President and Chief Executive Officer

This is the execution page to the Agreement of Purchase and Sale between WESTERN PLAINS PETROLEUM LTD. (Vendor) and ALBERTA STAR DEVELOPMENT CORP. (Purchaser), made the 5th day of August, 2010.

SCHEDULE "A" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE BETWEEN WESTERN PLAINS PETROLEUM LTD. (VENDOR) AND ALBERTA STAR DEVELOPMENT CORP. (PURCHASER), AND MADE THE 5th day of August, 2010.

LANDS, PETROLEUM AND NATURAL GAS RIGHTS, BURDENS, WELLS AND FACILITIES

(Attached)

PN47690•		11	32	048	22	W3	100	N/A	,, N/A	Crown PNG	Surface	Trop,{;:EditiOnp.,- Top Precambrian	thtei Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	i3.-o-ya4. At4tco,3'r --- 4.0% GOR to Baytex
		12	32	048	22	W3	100	N/A	N/A	Crown PNG	Surface .	Top Precambrian	Base of Mannville Group	Undetermined Crown	4.0% GOR to Baytex
	111	14	32	048	22	W3	100	Prod	S1H7192	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	4.0% GOR to Baytex
		SW	32	048	22	W3	100	N/A	N/A	Crown PNG	Surface	Top Precambrian	Base of Ma rinville Group	Undetermined Crown	4.0% GOR to Baytex

PN47720	141 191
		03	06	050	25	W3	100	ABN	No Code	Crown PNG	Surface	Top Precambrian 'Base	of Mannville Group	Crown 3rd Tier with 2.5 SAC	2.0% GOR to Baytex
		05	06	050	25	W3	100	Shut In	B1H3841	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% OCR to Baytex
	192	05	06	050	25	W3	100	Shut In	B1H3841	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
	192	06	06	050	25	W3	100	Shut In	B1H3841	CrOW11 PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% OCR to Baytex
	191	. 06	06	050	25	W3	100	Shut In	-B1H3841	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd iler with 2.5 SRC	2.0% GOR to Baytex
		SE	06	050	25	W3	100	N/A	--t4	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Undetermined Crown	2.0% OCR to Baytex

PN47721,	1*- 142
		11	06	050	25	W3	100	Shut In	,B1H3841	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
		11	06	050	25	W3	100	Shut In	81143841	Crown PNG	Surface	Top Precambrian • -	Base of Mannville Group	Crown 3rd liar with 2.5 SRC	2.0% GOR to Baytex
New Drill(50/50 Arctic Hunter)	131	12	06	050	25	W3	50	Shut to.	Drilled&Complete No Code yet	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown New.	2% GOR to Baytex + WPP has 10% Convertible GOR till payc
	191	12	' 06	050	25	W3	100	Shut In	B1H3841	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	Crown 3rd Tier with 2.5 SRC	2.0% OCR to Baytex
	192	12	06	050	25	W3	100	Shut In	B1H3841	Crown PNG	Surface	Top Precambrian	Bair:, of Mannville Group	Crown 3rd 11er with 2.5 SRC	2.0% GOR to Baytex
	141	14	06	050	25	W3	100	ABN	No Code	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd liar with 2.5 SRC	2.0% GOR to Baytex
	191	14	06	050	25	W3	100	Shut In	B1H3841	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% OCR to Baytex

•ON•41$:-•:- . '	- '
		NE	06	050	25	W3	100	N/A _	N/A	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Undetermined Crown ,	2.0% GOR to Bayles

IDIIVa&:'•'. 1:44684•:': • .	11,
		13	06	051	25	W3	100	Prod	S1H7364	Crown PNG	Surface	Top Precambrian	Base of Ma nnville Group	Crown Tier 4	No OCR
		01	06	052	23	W3	100	Prod	S1H7124	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	Crown Tier 4	No GOR's etc.

,,. , „ '`
		02	18	045	25	W3	100	N/A	N/A	Crown PNG	Surface	Top Precambrian _	Base of Mannville Group	Crown New	Not drilled yet
		16	12	050	27	W3	100	N/A	N/A	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CroWn New	Not drilled yet
													_
FREEHOLD	111	09	1	048	24	W3	100	PROD	S1H3424	FREEHOLD	Surface	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% OCR TO D.YOUNG
FREEHOLD	111	10	1	048	24	W3	100	PROD	S1H3425	FREEHOLD	Surface	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% OCR TO D.YOUNG
FREEHOLD	111	15	1	048	24	W3	100	PROD	S1H3427	FREEHOLD	Surface	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% GOR TO D.YOUNG
FREEHOLD	111	16	1	048	24	W3	100	PROD	S1 H3430	FREEHOLD	Surface	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% OCR TO D.YOUNG
FREEHOLD		NW	13	045	25	W3	100	N/A	N/A	FREEHOLD				FREEHOLD NEW	15% GOR to Desilets (Neilburg area) Not Drilled Yet
FREEHOLD		NE	13	045	25	W3	100	N/A	N/A	FREEHOLD				FREEHOLD NEW	15% GOR to Desllets (Nellburg area) Not Drilled Yet
FREEHOLD		Sect	25	048	23	W3	100	N/A	N/A	FREEHOLD				FREEHOLD NEW	15% GOR to Thorel/Grebig etc. Not Drilled Yet
												-
							s

											-	_

ABAtlist:0400100371r • AS7PNv104060705:68; , ASP.N.;'0406070589.: AE.4,'.N: 0402090143 AB' PN•: 04030402.15': • ?'1 6••••i-v•-,, „ /+-n." A
		12	04	049	1	W4	100	PROD	AS ET 0091662	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	MUTINY 3% OCR
		05	20	049	1	W4	100	PROD	ABET 0093506	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	No GOR etc
		12	20	049	1	W4	100	PROD	AS Ea 0092361	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CROWN - ULTRA	No OCR etc .
		12	22	049	1	W4	100	PROD	AS ST 0078766	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CROWN - ULTRA	HARVEST 4% GOR WOSB 7.53% GOR MIN/MAX 15% SPLIT TO Hortl
		16	22	049	1	W4	100	PROD	AS BT 0092018	Crown PNG	Surface	Top Precambrian	These of Mannville Group	CROWN - ULTRA	HARVEST 4% OCR
		07	36	048	4	W4	100	PROD	AB 131 0103607	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CROWN - LIGHT	5-15% MINIMAX TO BOUNTY 1% OCR TO JULIE ATKINS
		11	12	050	3	W4	100	N/A	N/A	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CROWN - ULTRA ' •	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
		12	12	050	3	W4	100	N/A	N/A	Crown PNG	Surface	Top Precambrian	Base of MannvIlle Group	CROWN - ULTRA	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
		13	12	050	3	W4	100	PROD	AS 510099268	Crown PNG	Surface	Top Precambrian	Base of Mannville Group	CROWN- NON HEAVY	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND

Endnotes

0)

"Conveyance Documents" means the documents described in Clause 9 hereof providing for the assignment, transfer or other disposition of the Assets to the Purchaser;

(k)

"Dollar" or "$" means Canadian currency;

(I)

"Environmental Liabilities" means, but shall not be limited to, all losses, costs,

damages, penalties, fines, expenses or claims, direct or indirect, pertaining to the Assets or arising in connection with ownership or operations pertaining to the Assets (including liabilities to compensate Third Parties) and the effects of and costs of both non-compliance or compliance with any Applicable Laws that result from or are related to:

(3)

"Leases" means collectively the fee simple certificates of title, leases, licenses, permits,

royalty agreements and other instruments set forth and described in Schedule "A", by virtue of which the holder is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under all or any part of the Lands, or any lands

(w)

(e)

The following schedules are attached to, form part of and are incorporated in this

Agreement:

(1)

(bb)

Vendor has not received notice of and is not otherwise aware of any change or proposed change in established production allowables for any of the Wells producing Petroleum

(E)

any data or information supplied by the Vendor or its representatives to the Purchaser or its representatives.

(gg)

(g)

Purchaser shall indemnify and save harmless Vendor from and against all of Vendor's

Losses and Liabilities arising as a consequence of the provisions of subsections 13(e) or the Vendor shall have delivered to the Purchaser the Conveyance Documents executed by the Vendor;

21

27

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.